As filed with the Securities and Exchange Commission on November 24, 1998.
                                     Registration No.333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                                 ---------------

                            THERMO VISION CORPORATION
             (Exact name of registrant as specified in its charter)
                                 ---------------

      DELAWARE                                             04-3296594
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                 Identification Number)

                              8 East Forge Parkway
                          Franklin, Massachusetts 02038
               (Address of Principal Executive Offices) (Zip Code)


                 THERMO VISION CORPORATION EQUITY INCENTIVE PLAN

       THERMO VISION CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS

   THERMO ELECTRON CORPORATION - THERMO VISION CORPORATION NONQUALIFIED STOCK
                                   OPTION PLAN

  THERMO INSTRUMENT SYSTEMS INC. - THERMO VISION CORPORATION NONQUALIFIED STOCK
                                   OPTION PLAN

                THERMO ELECTRON CORPORATION MONEYMATCH PLUS PLAN

            THERMO VISION CORPORATION EMPLOYEES' STOCK PURCHASE PLAN

             THERMO ELECTRON CORPORATION DIRECTORS STOCK OPTION PLAN

           THERMO INSTRUMENT SYSTEMS INC. DIRECTORS STOCK OPTION PLAN


                           (Full Titles of the Plans)

                          Sandra L. Lambert, Secretary
                            Thermo Vision Corporation
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02454-9046
                     (Name and Address of Agent for Service)

                                  (781) 622-1000
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                    Seth H. Hoogasian, Esq., General Counsel
                            Thermo Vision Corporation
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02454-9046

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


   Title of                                   Proposed Maximum
 securities         Amount       Proposed       Aggregate         Amount of
    to be            to be        Maximum      Offering Price    Registration
registered        registered     Offering                             Fee
                                  Price Per
                                    Share
  Common Stock,
 $.01 par value     1,350,000     $2.4375(3)    $3,290,625(3)          $915
    per share        shares
                    (1)(2)


      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein and an indeterminate number of shares of the Registrant's Common Stock as may be issuable in connection with adjustments under the employee benefit plans described herein to reflect certain changes in the Registrant's capital structure, including stock dividends or stock splits.

(1) The shares registered hereunder are divided among the various plans as set forth in the following table:

      Name of Plan                                               No. of Shares

      Thermo Vision Corporation
            Equity Incentive Plan                                     700,000

      Thermo Vision Corporation Deferred
            Compensation Plan for Directors                            25,000

      Thermo Electron Corporation - Thermo Vision Corporation
            Nonqualified Stock Option Plan                            150,000

      Thermo Instrument Systems Inc. - Thermo Vision
            Corporation Nonqualified Stock
            Option Plan                                               100,000

      Thermo Electron Corporation MoneyMatch Plus Plan                200,000

      Thermo Vision Corporation Employees'
            Stock Purchase Plan                                        50,000


      Thermo Electron Corporation Directors
            Stock Option Plan                                         100,000

      Thermo Instrument Systems Inc. Directors
            Stock Option Plan                                          25,000


(2) The number of shares of Common Stock which will actually be issued under the Thermo Electron Corporation MoneyMatch Plus Plan (the "MoneyMatch Plan") cannot be determined at this time, as the number of shares of Common Stock purchased by the administrator of the MoneyMatch Plan will depend on the amount of contributions to be used to purchase shares of the Registrant's Common Stock in the open market and the prevailing market prices.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price has been based upon (1) the registration hereunder of an aggregate of 1,350,000 shares and (2) the average of the high and low sales prices, $2.50 and $2.375, respectively, of the Registrant's Common Stock on the American Stock Exchange on November 20, 1998 as reported in the consolidated reporting system.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information required by Part I is included in documents sent or given to the respective participants in the plans listed on the cover page of this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). As used in this Registration Statement, the terms "Registrant" or "Company" refer to Thermo Vision Corporation.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

            (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1998.

            (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 4, 1998.

            (d) The Company's Current Report on Form 8-K filed with the Commission on September 30, 1998.

            (e) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 1998.

            (f) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

      All reports or proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      The validity of the Common Stock offered hereby has been passed upon by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian is a full-time employee of Thermo Electron Corporation ("Thermo Electron"), the majority stockholder of Thermo Instrument Systems Inc. ("Thermo Instrument"), which in turn is the majority stockholder of the Company, is an officer of the Company, Thermo Instrument and Thermo Electron, and owns or has the right to acquire 2,000 shares of Common Stock, 20,973 shares of the common stock, $.10 par value per share, of Thermo Instrument and 123,028 shares of the common stock, $1.00 par value per share, of Thermo Electron.

Item 6.  Indemnification of Directors and Officers.

      The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

      Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7.  Exemption from Registration Claimed.

      Not Applicable.

Item 8.  Exhibits.

      The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)    To include any prospectus required by Section 10(a)(3)
                           of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, Commonwealth of Massachusetts, on this 24th day of November, 1998.

                                        THERMO VISION CORPORATION


                                    By: /s/ Kristine Stotz Langdon
                                        Kristine Stotz Langdon
                                        President and
                                        Chief Executive Officer


                                POWER OF ATTORNEY

      Each of the undersigned Directors and Officers of Thermo Vision Corporation hereby appoints John N. Hatsopoulos, Paul F. Kelleher, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

 Signature                           Title                       Date

/s/ Kristine Stotz Langdon    President, Chief Executive    November 24, 1998
--------------------------    Officer and Director
Kristine Stotz Langdon


/s/ John N. Hatsopoulos       Chief Financial Officer and   November 24, 1998
--------------------------    Senior Vice President
John N. Hatsopoulos

/s/ Paul F. Kelleher          Chief Accounting Officer      November 24, 1998
--------------------------
Paul F. Kelleher

/s/ Earl R. Lewis             Chairman of the Board and     November 24, 1998
--------------------------    Director
Earl R. Lewis

/s/ D. Allan Bromley          Director                      November 24, 1998
--------------------------
D. Allan Bromley


/s/ Elias P. Gyftopoulos      Director                      November 24, 1998
--------------------------
Elias P. Gyftopoulos


/s/ Arvin H. Smith            Director                      November 24, 1998
--------------------------
Arvin H. Smith

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the Thermo Electron Corporation MoneyMatch Plus Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 24th day of November, 1998.

                                   Thermo Electron Corporation
                                   MoneyMatch Plus Plan

                              By:  Thermo Electron Corporation,
                                   Plan Administrator



                              By:  /s/ Kenneth J. Apicerno
                                       Kenneth J. Apicerno
                                       Treasurer

                                  EXHIBIT INDEX


Exhibit
Number            Description


5.1               Opinion of Seth H. Hoogasian, Esq.

5.2 Internal Revenue Service Determination Letter, dated May 15, 1995, with respect to the qualification of the Thermo Electron Corporation MoneyMatch Plus Plan under Section 401 of the Internal Revenue Code.

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Seth H. Hoogasian, Esq.
                  (contained in his opinion filed as
                  Exhibit 5).

24                Power of Attorney (see  signature  pages to this  Registration
                  Statement).

                                                                 EXHIBIT 5.1



                            Thermo Vision Corporation
                              8 East Forge Parkway
                          Franklin, Massachusetts 02038




                                                      November 24, 1998

Thermo Vision Corporation
8 East Forge Parkway
Franklin, Massachusetts 02038

Re:   Registration Statement on Form S-8
      Relating to 1,350,000 Shares of the Common Stock,
      $.01 par value, of Thermo Vision Corporation

Dear Sirs:

      I am General Counsel to Thermo Vision Corporation, a Delaware corporation (the "Company"), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), of 1,350,000 shares of the Company's Common Stock, $.01 par value per share (the "Shares") subject to the following employee benefit plans (each, a "Plan"), as well as an indeterminate amount of related interests in such Plans (the "Interests"): Thermo Vision Corporation Equity Incentive Plan, Thermo Vision Corporation Deferred Compensation Plan for Directors, Thermo Electron Corporation - Thermo Vision Corporation Nonqualified Stock Option Plan, Thermo Instrument Systems Inc. - Thermo Vision Corporation Nonqualified Stock Option Plan, Thermo Electron Corporation MoneyMatch Plus Plan, Thermo Vision Corporation Employees' Stock Purchase Plan, Thermo Electron Corporation Directors Stock Option Plan, and Thermo Instrument Systems Inc. Directors Stock Option Plan.

      I or a member of my legal staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of my legal staff have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

      Based upon and subject to the foregoing, I am of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

      2. The issuance and sale of the Shares as contemplated in the Registration Statement have been duly authorized by the Company.

      3. The Shares, when issued and sold in accordance with the provisions of the applicable Plan, will be validly issued, fully paid and nonassessable.

      I am also of the opinion that the respective Plans confer valid Interests upon the participants in such Plans, to the extent and upon the terms and conditions described in such Plans.

      I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,



                                        /s/ Seth H. Hoogasian
                                        Seth H. Hoogasian
                                        General Counsel

                                                                 EXHIBIT 5.2



Internal Revenue Service                Department of the Treasury
District Director
G.P.O. Box 1680
Brooklyn, NY 11202

                                        Employer Identification Number:
Date:  May 15, 1995                               04-2209186
                                        File Folder Number:
                                             043002050
THERMO ELECTRON CORPORATION             Person to Contact:
81 WYMAN STREET                              SANDRA JORDAN
WALTHAM, MA 02254                       Contact Telephone Number:
                                             (617) 565-7808
                                        Plan Name:
                                        THERMO ELECTRON CORPORATION
MONEY MATCH PLUS PLAN
                                        Plan Number: 001

Dear Applicant:

      We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

      Continued  qualification of the plan under its present form will depend on
its  effect  in  operation.   (See  section  1.401-1(b)(3)  of  the  Income  Tax
Regulations.) We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 30, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

      This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410 (b) of the Code.

      This plan also satisfies the requirements of section 1.401(a)(4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

      The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

      We have sent a copy of this letter to your representative as indicated in the power of attorney.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                Sincerely yours,


                                                /s/ Herbert J. Huff
                                                Herbert J. Huff
                                                District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum

                                                                 Exhibit 23.1


                        [ARTHUR ANDERSEN LLP LETTERHEAD]



            Consent of Independent Public Accountants
            -----------------------------------------


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 17, 1998, included in Thermo Vision Corporation's Annual Report on Form 10-K for the year ended January 3, 1998, and to all references to our Firm included in this registration statement.


                                                Arthur Andersen LLP



Boston, Massachusetts
November 24, 1998